Exhibit 4

APPENDIX “C”

CALEDONIA MINING CORPORATION
(the "Corporation")

INCENTIVE STOCK OPTION PLAN
APRIL 10, 2007, as Amended March 31, 2011
(the "Plan")

1.     Purpose of this Plan

The purpose of this Plan is to assist the Corporation in attracting, retaining and motivating Directors, employees and service providers (as those terms are defined or recognized in the Manual of the Toronto Stock Exchange (“Exchange”), and which terms are hereinafter collectively referred to as "Directors, employees and other service providers for itself and its subsidiaries and to closely align the personal interests of such Directors, employees and service providers with those of the Corporation by providing them with the opportunity, through options, to acquire common shares in the capital of the Corporation.

2.     Implementation

This Plan and the grant and exercise of any options under this Plan are subject to compliance with the applicable requirements of each stock exchange or securities market ("Exchanges") on which the shares of the Corporation are listed or quoted at the time of the grant of any options under this Plan and of any governmental authority or regulatory body to which the Corporation is subject.

3.     Administration

This Plan shall be administered by the Board of Directors of the Corporation (“Board”) which shall, without limitation, subject to any necessary approval of the exchanges, have full and final authority in its discretion, but subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of this Plan. The Board may delegate any or all of its authority with respect to the administration of this Plan and any or all of the rights, powers and discretions with respect to this Plan granted to it hereunder to such committee of Directors as the Board may designate and upon such delegation such committee, as well as the Board, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to this Plan. When used hereafter in this Plan, "Board" shall be deemed to include a committee of Directors acting on behalf of the Board.

4.     Shares Issuable Under this Plan

Subject to any requirements of the Exchanges:

(a)
the aggregate number of shares (“Optioned Shares”) that may be issuable pursuant to options granted under this Plan will not exceed 10% of the number of issued shares of the Corporation, on an undiluted basis, at the time of the granting of options under this Plan;

(b)	no more than 5% of the issued shares of the Corporation, calculated at the date an option is granted, may be optioned to any one Optionee (as hereinafter defined);

(c)	no more than 2% of the issued shares of the Corporation, calculated at the date the option is granted, may be optioned to any one service provider;

(d)
no more than 10% of the issued shares of the Corporation, calculated, on an undiluted basis, may be issued or made issuable to insiders of the Corporation at any one time or within any one year period, under this and all other security based compensation arrangements of the Corporation.

5.     Eligibility

Options may be granted under this Plan only to Directors, employees and service providers of the Corporation and any of its subsidiaries (collectively the "Optionees" and individually an "Optionee"). Subject to the provisions of this Plan, the total number of Optioned Shares to be made available under this Plan and to each Optionee, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be in the full and final discretion of the Board.

6.     Terms and Conditions

All options under this Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

6.01    Exercise price

The exercise price to each Optionee for each Optioned Share shall be determined by the Board but shall not, in any event, be less than:

(a) the closing price of the Corporation’s shares on the Exchange on the trading day prior to the date of the grant of the option; and

(b) the minimum price allowed by the exchanges.

6.02   Amendments to Plan

(a) Shareholder approval will be required in respect of any amendment or amendments to the Plan:

(i) as to the number of shares issuable under the Plan;

(ii) which reduces the exercise price of an option;

(iii) extending the term of an option beyond its original expiry date, except as otherwise permitted by the Plan;

(iv) of this amending section of the Plan;

(v)           as to the number of Options which may be granted to any class or category of optionees;

(vi) amendments required to be approved by shareholders under applicable law.

(b) Any amendments to the Plan other than those described in sub-clause (a) can be done by the Board of Directors of the Corporation without shareholder approval.

6.03            Option Agreement

All options shall be granted under this Plan by means of an agreement (the "Option Agreement") between the Corporation and each Optionee in the form attached hereto as Schedule "A" or such other form as may be approved by the Board, such approval to be conclusively evidenced by the execution of the Option Agreement by any one director or officer of the Corporation, or otherwise as determined by the Board.

6.04            Length of Grant

Subject to sections 6.10 - 6.15 any options granted under this Plan shall expire not later than that date which is 5 years from the date such options are granted.

6.05           Non-Assignability of Options

An option granted under this Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by an Optionee other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Optionee only by such Optionee.

6.06            Vesting

At the time of the granting of an option the Board may impose a vesting schedule, and in such case the vesting schedule shall be set forth in the Option Agreement.

6.07            Right to Postpone Exercise

Each Optionee, upon becoming entitled to exercise an option in respect of any Optioned Shares in accordance with the Option Agreement, shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such agreement.

6.08            Exercise and Payment

Any option granted under this Plan may be exercised by an Optionee or, if applicable, the legal representatives of an Optionee, by giving notice to the Corporation specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice. Upon any such exercise of an option by an Optionee the Corporation shall cause its transfer agent and registrar to promptly deliver to such Optionee or the legal representatives of such Optionee, as the case may be, a share certificate in the name of such Optionee or the legal representatives of such Optionee, as the case may be, representing the number of shares specified in the notice.

6.09            Rights of Optionees

Optionees shall have no rights whatsoever as shareholders of the Corporation in respect of any of the Optioned Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) other than Optioned Shares in respect of which Optionees have exercised their option to purchase and which have been issued by the Corporation.

6.10            Third Party Offer

If at any time when an option granted under this Plan remains unexercised with respect to any common shares, an offer to purchase all of the common shares of the Corporation is made by a third party, the Corporation may upon giving each Optionee written notice to that effect, require the acceleration of the time for the exercise of the option rights granted under this Plan and of the time for the fulfilment of any conditions or restrictions on such exercise.

6.11             Alterations in Shares

In the event of a stock dividend, subdivision, redivision, consolidation, share reclassification (other than pursuant to this Plan), amalgamation, merger, corporate arrangement, reorganization, liquidation or the like of or by the Corporation, the Board may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event. If such an event is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under this Plan shall be treated including, without limitation, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise. All determinations of the Board under this section shall be full and final.

6.12             Termination for Cause

If an Optionee ceases to be either a Director, employee or service provider of the Corporation or of any of its subsidiaries as a result of having been dismissed from any such position for cause, all unexercised option rights of that Optionee under this Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the option granted to such Optionee under this Plan.

6.13             Termination Other Than For Cause

If an Optionee ceases to be either a Director, employee or service provider of the Corporation or any of its subsidiaries for any reason other than as a result of having been dismissed for cause as provided in section 6.12 or as a result of the Optionee's death, such Optionee shall have the right for a period of 30 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to hold such position to exercise the option under this Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to hold such position . Upon the expiration of such 30 day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under this Plan.

6.14              Deceased Optionee

In the event of the death of an Optionee, the legal representatives of the deceased Optionee shall have the right for a period of one year (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of death of the deceased Optionee to exercise the deceased Optionee's option with respect to all of the Optioned Shares of the deceased Optionee to the extent they were exercisable on the date of death. Upon the expiration of such period all unexercised option rights of the deceased Optionee shall immediately terminate and shall lapse notwithstanding the original term of the option granted to the deceased Optionee under this Plan.

6.15              Blackout Period

If an option expires during a trading blackout or within 10 business days after the date on which the blackout ends, then the expiry date of the option will be extended for a period of 10 business days after the date on which the trading blackout ends.

7.                  Amendment and Discontinuance of Plan

Subject to any requirement of the exchanges, the Board may from time to time amend or revise the terms of this Plan or may discontinue this Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to an Optionee under this Plan without the consent of that Optionee.

8.                  No Further Rights

Nothing contained in this Plan nor in any option granted hereunder shall give any Optionee or any other person any interest or title in or to any shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in this Plan and pursuant to the exercise of any option, nor shall it confer upon the Optionees any right to continue as a Director, employee or service provider.

9.                 Compliance with Laws

The obligations of the Corporation to sell shares and deliver share certificates under this Plan are subject to such compliance by the Corporation and the Optionees as the Corporation deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.

10.               Withholding Taxes

Notwithstanding the other provisions and requirements set forth in this Plan the Corporation shall require, as a condition of the exercise of any options granted pursuant to this Plan, that an optionee exercising an option shall pay to the Corporation for remittance to the Canadian taxation authorities such amounts as are, by the tax laws and regulations applicable at the time, required in relation to the option being exercised to be collected and remitted. The Corporation must upon receiving the required monies from an optionee exercising an option, forthwith remit them to the Canadian taxation authorities accompanied by the appropriate forms to identify the optionee on behalf of whom the payment is being made.

11.               Previous Plans

All options granted under the Corporation’s previous Incentive Stock Option Plans will be deemed to have been granted pursuant to, and subject to the terms of, this Plan, to the extent that the provisions of such previously granted options are not inconsistent with the provisions of this Plan.

DATED: April 10, 2007.

SIGNED FOR IDENTIFICATION

__________________________________
Carl Jonsson, Director and Secretary

SCHEDULE “A”

CALEDONIA MINING CORPORATION
INCENTIVE STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between Caledonia Mining Corporation (the "Company") and the Optionee named below pursuant to the Incentive Stock Option Plan of the Company dated April 10, 200, as amended March 31, 2011 (the "Plan"), and confirms that:

1. on                                               ,               ;

2.                                    (the "Optionee");

3. was granted the option to purchase                               common shares (the "Optioned Shares") of the Company;

4. for the price of $              per Optioned Share;

5. exercisable from time to time up to but not after                                                                                         ,                   ;

all on the terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the        day of
                                                     ,                       .

CALEDONIA MINING CORPORATION

                                                                                                                     By:
(the Optionee)                                                                                                       Authorized Signatory